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Contact: Thomas L. Carter, Chief Financial Officer, (317) 715-4195

CHAMPIONSHIP AUTO RACING TEAMS UPDATES 2003 FINANCIAL GUIDANCE

July 22, 2003 - Championship Auto Racing Teams, Inc. (CART) (NYSE:MPH) today updated its financial guidance for 2003 and the outlook for 2004.

2003 FINANCIAL GUIDANCE
The company is updating its financial guidance for 2003 following the conclusion of the first half of its race season. With ten of its scheduled nineteen races in the record books, four of six self-promoted events and six of its seven scheduled network races for the 2003 season completed, the company has revised its expectations based on the trends seen in several key areas.

SANCTION FEES AND SELF-PROMOTED RACES
The company currently expects to receive sanction fees of $24.0 to $25.0 million, down from its previous expectation of $25.0 to $26.0 million. The reduction is due to a reduced outlook for revenue sharing at its races where the sanction fee is determined by the commercial success of the race, based on race experience so far this year.

We have conducted four CART-promoted events so far in 2003: Brands Hatch, England, Eurospeedway Lausitz, Germany, Portland, Oregon and Cleveland, Ohio. Based on its experience to date and the forecast for the two remaining CART-promoted events, the company believes the losses from all its self-





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promoted events will be in the upper range of its previous guidance of $4.8 to
$7.8 million for 2003.

SPONSORSHIP SALES
Sponsorship sales so far this year are trending behind our previous guidance. With a soft advertising market and an economy that is struggling to recover, sponsorship sales continue to be a challenge for the company. The company is lowering its previous expectation for 2003 sponsorship sales of $7.0 to $8.0 million to $6.0 to $7.0 million.

TELEVISION ADVERTISING SALES
We have completed six of the seven scheduled CBS network races for this year, where the rates we can charge are higher than those we can charge for cable advertising. Based on our recent experience in selling our television advertising and the fact that all but one of our remaining races will be on cable, we are reducing our previous forecasts down to $2.0 million to $3.0 million for 2003.

OPERATING COSTS
Administrative and indirect expenses are expected to be approximately $1.0 million greater than previously anticipated due to higher than expected legal expenses and the settlement of a lawsuit. We now expect administrative and indirect expenses to be between $22.0 and $23.0 million for 2003.

OUTLOOK FOR 2004 AND BEYOND
Due to the continuing downward trend in several of its critical revenue streams, as discussed above, and a lowering of its expectations regarding the 2004 year, management now expects that it will need to raise additional capital to complete the 2004 season. Projections beyond 2004 are, in management's view, very speculative. Currently, however, management does not expect the company to have positive cash flow from operations or earnings any earlier than 2006. As announced previously in light of the near term financial challenges facing the




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company we have retained the investing banking firm of Bear, Stearns & Co. Inc.
to assist us in exploring financing and other strategic alternatives that may be available to CART. There cannot be any assurance that this process will result in any transaction or as to the terms and conditions of any transaction that may be proposed to or pursued by the company.

ABOUT CHAMPIONSHIP AUTO RACING TEAMS, INC.
Championship Auto Racing Teams, Inc. (NYSE: MPH) owns, operates and markets the 2003 Bridgestone Presents The Champ Car World Series Powered by Ford. Veteran racing teams such as Newman/Haas Racing, Player's/Forsythe Racing, Team Rahal, Patrick Racing and Walker Racing will compete with many new teams this year in pursuit of the Vanderbilt Cup. CART Champ Cars are thoroughbred racing machines that reach speeds in excess of 200 miles per hour, showcasing the technical expertise of manufacturers such as Ford Motor Company, Lola Cars, Reynard Motorsport and Bridgestone/Firestone North American Tire, LLC. The 19-race 2003 Bridgestone Presents The Champ Car World Series Powered by Ford will be broadcast by television partners CBS and SPEED Channel. CART also owns and operates its top development series, the Toyota Atlantic Championship. Learn more about CART's open-wheel racing series at www.champcarworldseries.com.

SAFE HARBOR STATEMENT
Statements made in this news release that state the company's or management's beliefs or expectations and which are not historical facts or which apply prospectively are forward-looking statements. Words such as "may," "will," "expect," "believe," "anticipate," "forecast," "intend," "could," "would," "estimate," or "continue" or the negative variation thereof or comparable terminology are intended to identify forward looking statements. It is important to note that the company's actual results could differ materially from those contained or implied by such forward-looking statements. Among the risks and uncertainties to be considered include, but are not limited to, CART's new co-promoted and self-promoted events; new television and advertising arrangements; the success of



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races in new venues; participation by race teams; the current uncertain economic environment and weak advertising market; among others. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in the company's SEC filings made from time to time, including, but not limited to, the Form 10-Ks and subsequent 10-Qs. Copies of those filings are available from the company and the SEC.




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